2 Bethesda Metro Center, Suite 1530,
Bethesda, MD 20814

T: (240) 507-1300, F: (240) 396-5626
www.pebblebrookhotels.com

News Release

Pebblebrook Hotel Trust Completes $46.0 Million, 4.36 Percent, Secured Debt Financing

Bethesda, MD, January 11, 2012 – Pebblebrook Hotel Trust (NYSE: PEB) (the “Company”) today announced that it has successfully executed a new $46.0 million non-recourse secured loan through Cornerstone Real Estate Advisers, one of the world’s largest real estate investment advisers, on behalf of an institutional client. The loan has a fixed interest rate of 4.36 percent with a term of five years and is secured by a first mortgage on the Company’s 183-room Hotel Monaco Washington, DC. Proceeds from the loan will be used to pay off the existing $35.0 million first mortgage on the Hotel Monaco Washington, DC, to fund future acquisitions and for general business purposes.

About Pebblebrook Hotel Trust

Pebblebrook Hotel Trust is a publicly traded real estate investment trust (“REIT”) organized to opportunistically acquire and invest primarily in upper upscale, full service hotels located in large urban and resort markets with an emphasis on the major coastal cities. The Company owns 20 hotels, comprised of 14 wholly owned hotels, with a total of 3,812 guest rooms and a 49% joint venture interest in six hotels with 1,732 guest rooms. The Company owns, or has an ownership interest in, hotels located in nine states and the District of Columbia, including 14 markets: Bethesda, Maryland; San Francisco, California; Buckhead, Georgia; Washington, DC; Minneapolis, Minnesota; Stevenson, Washington; Santa Monica, California; Philadelphia, Pennsylvania; San Diego, California; Seattle, Washington; West Hollywood, California; Miami, Florida; Boston, Massachusetts; and New York, New York. For more information, please visit www.pebblebrookhotels.com.

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Additional Contacts:

Raymond D. Martz, Chief Financial Officer, Pebblebrook Hotel Trust — (240) 507-1330

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www.pebblebrookhotels.com